                                   Exhibit 5.1
                                                                  (212) 838-8269
                                  June 5, 2002


Data Conversion Laboratory, Inc.
184-13 Horace Harding Expressway
Fresh Meadows, NY 11365


Dear Sirs:

         We have acted as counsel to Data Conversion laboratory, Inc., a New York corporation (the "Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register (a) the offering by the Company of 1,250,000 units (the "Units"), each consisting of one common share, par value $.01 per share (the "Common Shares") and one warrant to purchase one common share (the "Unit Warrants") and the offering of an additional 187,500 Units if the over-allotment option is exercised in full, (b) 287,500 Common Shares which will be issued if and when the Company's Board of Directors duly declares a 10% stock dividend as described in the Registration Statement (the "Dividend Shares") and
(c) any additional shares of Common Stock issued pursuant to Rule 462(b) of the Act.

         In this regard, we have reviewed the Restated Certificate of Incorporation of the Company, resolutions adopted by the Company's Board of Directors, the Registration Statement, the other exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that each Unit, Common Share and Unit Warrant being offered has been duly and validly authorized for issuance and when issued as contemplated by the Registration Statement will be legally issued, fully paid and non-assessable, and the Dividend Shares, when the dividend has been duly declared by the Company's Board of Directors and are issued in accordance therewith, will be duly and validly authorized for issuance, legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.



                                 Very truly yours,


                                 /S/ MORSE, ZELNICK, ROSE & LANDER, LLP
                                 ----------------------------------------
                                 MORSE, ZELNICK, ROSE & LANDER, LLP